Exhibit 10.4

AMENDMENT NO. 1

TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement by and between William A. Marshall (“Employee”) and Authentidate Holding Corp. (the “Company”), is made and entered into this 15th day of January, 2013.

RECITALS

WHEREAS, the Company and the Employee have entered into that certain Employment Agreement effective as of February 15, 2006 (the “Original Agreement”);

WHEREAS, the Company and the Employee wish to make certain changes to the Original Agreement, as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Original Agreement.

2. Amendments to Original Agreement. The Original Agreement is hereby amended by adding new Article 20 to the Original Agreement to read as follows:

ARTICLE XX

SECTION 409A COMPLIANCE

20.1 To the extent applicable, it is intended that any amounts payable under this Agreement shall either be exempt from Section 409A of the Code or shall comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject Employee to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to the maximum extent permitted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee. Notwithstanding the foregoing, the Company makes no representations regarding the tax treatment of any payments hereunder, and the Employee shall be responsible for any and all applicable taxes, other than the Company’s share of employment taxes on the severance payments provided by the Agreement. Employee acknowledges that Employee has been advised to obtain independent legal, tax or other counsel in connection with Section 409A of the Code.

20.2 Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Section 409A of the Code and the regulations adopted thereunder) at the time of Employee’s separation from service and if any portion of the payments or benefits to be received by Employee upon separation from service would be considered deferred compensation under Section 409A of the Code and the regulations adopted thereunder (“Nonqualified Deferred Compensation”), amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following Employee’s separation from service that constitute Nonqualified Deferred Compensation and benefits that would otherwise be provided pursuant to this

Agreement during the six-month period immediately following Employee’s separation from service that constitute Nonqualified Deferred Compensation will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Employee’s separation from service and (ii) Employee’s death. Notwithstanding anything in this Agreement to the contrary, distributions upon termination of Employee’s employment shall be interpreted to mean Employee’s “separation from service” with the Company (as determined in accordance with Section 409A of the Code and the regulations adopted thereunder). Each payment under this Agreement shall be regarded as a “separate payment” and not of a series of payments for purposes of Section 409A of the Code.

20.3 Except as otherwise specifically provided in this Agreement, if any reimbursement to which the Employee is entitled under this Agreement would constitute deferred compensation subject to Section 409A of the Code, the following additional rules shall apply: (i) the reimbursable expense must have been incurred, except as otherwise expressly provided in this Agreement, during the term of this Agreement; (ii) the amount of expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year; (iii) the reimbursement shall be made as soon as practicable after Employee’s submission of such expenses in accordance with the Company’s policy, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred; and (iv) the Employee’s entitlement to reimbursement shall not be subject to liquidation or exchange for another benefit.

3. Miscellaneous Provisions.

(a) Governing Law. This Amendment shall in all respects be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to any conflicts of law principles.

(b) No Other Amendment. Except as expressly provided in this Amendment, the Original Agreement (i) has not otherwise been modified by the parties and (ii) all other terms and conditions of the Original Agreement shall remain in full force and effect and are hereby ratified, affirmed and approved.

(c) Entire Agreement; Amendments. This Amendment constitutes the entire agreement between the parties hereto with respect to its subject matters and supersedes all prior arrangements and understandings, written or oral, between the parties hereto with respect to the transactions contemplated hereby. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Employee and by a duly authorized officer of the Company. No waiver by any party to this Agreement or any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

(e) Binding Agreement. This Amendment and all of the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, devisees, successors and assigns and are not intended to confer upon any other person any rights or remedies hereunder.

(f) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties to this Amendment have duly executed it as of the date set forth above.

Authentidate Holding Corp.		William A. Marshall

By:	/s O’Connell Benjamin	/s/ William A. Marshall
Name:	O’Connell Benjamin	William A. Marshall
Title:	Chief Executive Officer

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